Exhibit 99.1

Brooklyn ImmunoTherapeutics to
Move Stock Exchange Listing to Nasdaq

Ticker Symbol to Remain “BTX”

NEW YORK, October 14, 2021 – Brooklyn ImmunoTherapeutics, Inc. (NYSE American: BTX) (“Brooklyn”), a biopharmaceutical company focused on exploring the role that cytokine and gene editing/cell therapy can have in treating patients with cancer, blood disorders, and monogenic diseases, today announced it will transfer its common stock listing from the NYSE American to the Nasdaq Global Market, effective upon the market close on October 22, 2021. Brooklyn’s common stock is expected to begin trading as a Nasdaq-listed security on October 25, 2021 and will continue to trade under the ticker symbol “BTX.”

Brooklyn’s President and CEO Howard J. Federoff, M.D., Ph.D., commented, “We view the Nasdaq Global Market as more in line with the innovation we are pursuing, which we believe will be attractive to a broader range of investors oriented around companies such as ours. We view this transfer as driving further shareholder value for our investors. We thank the New York Stock Exchange for its partnership, and are extremely pleased to join many of the world’s most successful and innovative companies listed on Nasdaq.”

About Brooklyn ImmunoTherapeutics
Brooklyn is focused on exploring the role that cytokine, gene editing, and cell therapy can have in treating patients with cancer, blood disorders, and monogenic diseases.

Brooklyn’s most advanced program is IRX-2, a human cell-derived cytokine therapy, studying the safety and efficacy of IRX-2 in patients with head and neck cancer in Phase 2B. In a Phase 2A clinical trial in head and neck cancer, IRX-2 demonstrated an overall survival benefit. Additional studies are either underway or planned in other solid tumor cancer indications.

Brooklyn has multiple next-generation cell and gene-editing therapies in preclinical development for various indications including acute respiratory distress syndrome, solid tumor indications, as well as in vivo gene-editing therapies for rare genetic diseases. For more information about Brooklyn and its clinical programs, please visit www.BrooklynITx.com.

Forward-Looking Statements
The statements in the first two paragraphs of this release with respect to Brooklyn’s timing and completion of its proposed change in the stock exchange listing of its common stock are not historical facts and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Those statements, which are expectations only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Brooklyn may not be able to complete the listing change for a number of reasons, many of which are outside Brooklyn’s control. Brooklyn does not undertake any obligation to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after such date, except as may be required by applicable law or regulation.
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Investor Relations Contact:
CORE IR
516-222-2560
investors@brooklynitx.com

Media Contact:
Jules Abraham
CORE IR
917-885-7378
julesa@coreir.com